SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No.____________)(1)


                                 UbiquiTel Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock

--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   903474302

--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 April 20, 2006

--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 903474302                  13G                    Page __ of___ Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Deephaven Capital Management LLC
41-1908497
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [No]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           9,400,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         9,400,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


9,400,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


9.98%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
IA

Deephaven Capital Management LLC ("Deephaven") is the investment manager to one or more private funds and/or separately managed accounts, including Deephaven Event Trading Ltd. (collectively, the "Funds"). As investment manager to the Funds, Deephaven has full voting and dispositive power with respect to the 9,400,000 shares of the common stock of the Issuer ("Common Stock") held by the Funds. Deephaven disclaims beneficial ownership of such shares of Common Stock except to the extent of its pecuniary interest in such shares.
________________________________________________________________________________

CUSIP No. 903474302                  13G                    Page __ of___ Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

Deephaven Event Trading Ltd.
98-0418472
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [No]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


Cayman Islands
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES          0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY           6,240,182
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            6,240,182
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


6,240,182
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


6.6%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
OO

The principal business of Deephaven Event Trading Ltd. is to serve as an investment fund under the direction of its investment manager, Deephaven Capital Management LLC.
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 903474302                  13G                    Page __ of __ Pages



Item 1(a).  Name of Issuer:


            UbiquiTel Inc.
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:


            One West Elm Street, Suite 400, Conshohocken, PA 19428

            ____________________________________________________________________

Item 2(a).  Name of Person Filing:


            Deephaven Capital Management LLC, and
            Deephaven Event Trading Ltd.
            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            The principal business office of Deephaven Capital Management LLC is:

            130 Cheshire Lane, Suite 102, Minnetonka, MN  55305

            The principal business office of Deephaven Event Trading Ltd. is:

            c/o M&C Corporate Services Limited, Ugland House, S. Church Street, George Town, Grand Cayman, Cayman Islands

            ____________________________________________________________________

Item 2(c).  Citizenship:

            Deephaven Capital Management LLC is a Delaware limited liability company

            Deephaven Event Trading Ltd. is a Cayman Islands exempted company
            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:


            Common
            ____________________________________________________________________

Item 2(e).  CUSIP Number:


            903474302
            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 292866100                  13G                    Page __ of __ Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
          9,400,000
          ______________________________________________________________________

     (b)  Percent of class:
          9.98%
          This percentage was determined by dividing 9,400,000 by 94,218,994 shares of Common Stock outstanding as of March 1, 2006, based upon the Issuer's Annual Report on Form 10-K filed with the Securities and Exchange Commission pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934, on March 15, 2006.
          ______________________________________________________________________

     (c)  Number of shares as to which such person has:
                                                          9,400,000
          (i)   Sole power to vote or to direct the vote_______________________,

                                                            0
          (ii)  Shared power to vote or to direct the vote_____________________,

                                                                      9,400,000
          (iii) Sole power to dispose or to direct the disposition of__________,

                                                                         0
          (iv)  Shared power to dispose or to direct the disposition of________



Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         N/A
         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


         N/A
         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.


         N/A
         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.


         N/A
         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.


          N/A
          ______________________________________________________________________

Item 10.  Certifications.


          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    April 27, 2006
                                        ----------------------------------------
                                                        (Date)


                                                  /s/Bentley Anderson
                                        ----------------------------------------
                                                      (Signature)


                                                 Chief Legal Officer
                                        ----------------------------------------
                                                      (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

Exhibit 1:  April 26, 2006, Deephaven Letter to UbiquiTel Inc. Directors